UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

January 28, 2015

Date of Report

(Date of earliest event reported)

Corporate Resource Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-36060	80-0551965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Broadway 13th Floor, New York, NY 10038

(Address of principal executive offices and zip code)

                                   (646) 443-2380

(Registrant’s telephone number, including area code)

                                         Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

As previously reported, in an amendment dated as of December 3, 2014 ( the “Amendment”) to the account purchase agreements (each an “Account Purchase Agreement”) between Wells Fargo Bank, National Association (“Wells Fargo”) and Corporate Resource Services, Inc. (“CRS”) and each of its subsidiaries, Corporate Resource Development Inc., Diamond Staffing Services, Inc., Insurance Overload Services, Inc., TS Staffing Services, Inc., Accountabilities, Inc. and Integrated Consulting Group, Inc. (together the “Company”), the Company agreed to (a) deliver to Wells Fargo, on or before December 19, 2014, a proposal letter (the “Proposal Letter”) to provide debt or equity financing to the Company in an amount no less than, and the proceeds of which to be used to repay in cash in full, all indebtedness, liabilities and obligations of the Company and its affiliates to Wells Fargo under the Account Purchase Agreements and related documents, (b) deliver to Wells Fargo, on or before January 15, 2015, a commitment letter (the “Commitment Letter”) with respect to such financing proposal, and (c) repay all amounts owing to Wells Fargo under the Account Purchase Agreements on or before January 31, 2015.

On January 15, 2015, the Company reported to Wells Fargo, through submission of a report first due on December 15, 2014, that it was not in compliance with the Tangible Net Worth covenant under the Account Purchase Agreements as of November 30, 2014, and the Company had not yet delivered to Wells Fargo its December 2014 monthly report, due by January 15, 2015. These failures and noncompliances constitute and resulted in defaults under the Account Purchase Agreements. Following the report to Wells Fargo, Wells Fargo proposed that it would provide a waiver of the default to February 15, 2015 in return for an increase in monitoring fees, and an increase of the subordination of amounts due Mr. Robert Cassera, the owner of over 80% of our common stock, from $32 million to $40 million. The Company continued its efforts to obtain substitute financing.

On January 27, 2015, the Company learned that TS Employment, Inc. (“TSE”), a company owned by Mr. Cassera that provides PEO services to the Company, and in that role, processes all payroll and revenue billing for the Company, has a material unpaid federal payroll tax liability. On January 28, 2015, Wells Fargo informed the Company that, based on concerns regarding this material payroll tax liability and its potential adverse effects on TSE and the Company as well as the Company’s previously reported failures to comply with the Amendment, Wells would need to reconsider funding the Company’s operations through the Account Purchase Agreement. The Audit Committee of the Board of Directors (“Audit Committee”) has commenced an independent investigation of certain of the matters described above. The Audit Committee has retained independent counsel in connection with such independent investigation.

On January 30, 2015, Wells Fargo met with the Company to develop a plan under which Wells could finance the Company on a short-term basis while the situation with TSE was stabilized and while the Company was developing a longer term strategy. Those discussions are ongoing. Part of any strategy may include a sale of some or all of the assets of the Company or other disposition of the Company’s business. No assurance can be given that a funding plan can be reached with Wells Fargo or that the sale of some or all of the assets of the Company can be completed in a timely manner.

On February 2, 2015, TSE filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York and a bankruptcy trustee was appointed for TSE. The Company continues to work with TSE, and TSE is expected to continue to perform services for the Company in the ordinary course of business during its bankruptcy proceeding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Corporate Resource Services, Inc.

By/s/_John P. Messina, Sr.
Name: John P. Messina, Sr.
Title: Chief Executive Officer

Date: February 3, 2015